Exhibit 99.1

For Immediate Release

CONTACT
Charles D. Christy
EVP & Chief Financial Officer
(810) 237-4200
Charlie.Christy@cbcf-net.com

Kristine D. Brenner
Investor Relations
(810) 257-2506 or (989) 725-7337
Investor.Relations@cbcf-net.com
kbrenner@republicbancorp.com

CITIZENS BANKING CORPORATION COMPLETES MERGER WITH REPUBLIC BANCORP INC.

FLINT, MICHIGAN, December 29, 2006 --- Citizens Banking Corporation (NASDAQ: CBCF) (“Citizens”) announced today that it completed its merger with Republic Bancorp Inc. (NASDAQ: RBNC) (“Republic”) to create the new Citizens Republic Bancorp (“Citizens Republic”). The transaction is valued at approximately $1.050 billion in stock and cash. Based on September 30, 2006 total assets of $14.0 billion, Citizens Republic Bancorp is the 45th largest bank holding company headquartered in the United States and 2nd largest bank holding company headquartered in Michigan.

Key Highlights of the Transaction:

·	Effective January 3, 2007, Citizens Republic will be traded on NASDAQ under the symbol CRBC with $2.0 billion in combined market capitalization, based on the previous day’s closing prices.

·	Based on Citizens’ average closing price of $27.03 for the ten trading day period ended December 28, 2006, the transaction is valued at $13.91 per Republic share and represents total consideration of $1.050 billion. The aggregate consideration consists of:

	o	$154.9 million in cash

	o	approximately $885.1 million in value from 32.7 million Citizens shares valued for accounting purposes at $27.03 per share

	o	the exchange of Republic stock options for Citizens stock options fair valued for accounting purposes at approximately $10.4 million.

·	Republic shareholders who made valid cash elections will receive $13.91 per share for approximately 65% of the shares covered by such election and 0.5146 of a share of Citizens common stock for each remaining share of Republic common stock covered by such election.

·	Republic shareholders who made a valid stock election will receive 0.5146 of a share of Citizens common stock per share of Republic common stock for which they made such an election. Common stock received by Republic shareholders is expected to qualify as a tax-free exchange.

·	Republic shareholders who did not make a valid election will receive 0.5146 of a share of Citizens common stock per share of Republic common stock for which they did not make an election.

·	In accordance with the terms of the merger agreement, Citizens will not issue any fractional shares. Instead, Republic shareholders will receive cash in lieu of any fractional share of Citizens common stock at a rate of $27.03 per share.

·	The executive management of Citizens Republic Bancorp is comprised of:

	o	Jerry D. Campbell as chairman

	o	William R. Hartman as chief executive officer

	o	Dana M. Cluckey as president and chief operating officer

	o	Charles D. Christy as chief financial officer

	o	John D. Schwab as chief credit officer

	o	Thomas F. Menacher as merger integration officer.

·	The Board of Directors for Citizens Republic is comprised of nine Citizens directors and seven Republic directors.

Corporate Profile

Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and Republic Bank and in Iowa as F&M Bank, with a total of 269 offices and 286 ATMs. Citizens Republic Bancorp is the second-largest bank holding company headquartered in Michigan with roots dating back to 1871. Based on September 30, 2006 total assets, Citizens Republic is the 45th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensonline.com.

Safe Harbor Statement

Discussions in this release that are not statements of historical fact (including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” and “plan”) are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Citizens and Republic, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully; deposit attrition and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; competition and its effect on pricing, spending, third-party relationships and revenues; movements in market interest rates and secondary market volatility; and unfavorable changes in economic and business conditions or the regulatory environment. Additional factors that may affect future results are contained in Citizens’ and Republic’s filings with the SEC, which are available at the SEC's web site http://www.sec.gov. Citizens and Republic disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

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